Exhibit 22

List of Guarantor Subsidiaries

Highland Holdings S.à r.l. (“Highland”) is a wholly-owned, indirect consolidated subsidiary of Otis Worldwide Corporation (“OWC”) and, as of December 31, 2023, the issuer of certain registered debt securities which are guaranteed by OWC. As of December 31, 2023, the registered debt securities were as follows:

Registered Debt Securities Guaranteed by OWC and Highland
(Title / Trading Symbol / CUSIP)

0.318% Notes due 2026 / OTIS.26 / L47988 AB3
0.934% Notes due 2031 / OTIS.31 / L47988 AC1